Press Release

Vuzix Announces Agreements for $4.2 Million in Debt Restructuring

ROCHESTER, NEW YORK (April 1, 2013) - Vuzix Corporation (TSX-V: VZX, OTC:BB: VUZI, FMB: V7X) (“Vuzix” or, the “Company”), a leading supplier of Video Eyewear and smart glasses products in the consumer, commercial and entertainment markets, reported today that it has entered into definitive agreements with the holders of outstanding secured promissory notes to convert all their debt subject to the closing of the Company’s proposed public stock offering. Pursuant to these agreements, the various holders have agreed to convert their outstanding secured promissory notes, in the total principal amounts of $2,374,692 (as of December 31, 2012), together with accrued interest thereon (equal to $411,572 as of December 31, 2012) into shares of the Company’s common stock, subject to the closing of the Company’s proposed public stock offering, at a conversion price equal to the public offering price (or in the case of one lender, at its option, the conversion price provided in its notes). That same lender also agreed, subject to the closing of the Company’s proposed public stock offering, to exchange its outstanding warrants to purchase 533,333 shares of the Company’s common stock into the greater of (a) 200,000 shares of the Company’s common stock, or (b) the Black Scholes value of the warrants as of the date of the pricing of the Company’s proposed public stock offering based upon the per share offering price,.

The Company also entered into deferred compensation deferral and conversion option agreements with its President, Paul Travers and its CFO, Grant Russell that are subject to and effective upon the closing of the Company’s proposed public stock offering. Under these agreements, unpaid salary owed to them, in the aggregate amount of $1,452,735 (including $442,638 in accrued interest, as of December 31, 2012), will be convertible into shares of the Company’s common stock, at their option, at a conversion price equal to the offering price of the Company’s proposed public stock offering, subject to approval of the TSX Venture Exchange. In addition, any remaining unconverted amounts will be due and payable beginning April 1, 2014 in equal monthly payments over a maximum of 12 months.

The closing of all these transactions is subject to approval of the TSX Venture Exchange and satisfaction of customary closing conditions, as well as the closing of the Company’s proposed public stock offering by June 30, 2013.

Paul Travers, Chief Executive Officer of Vuzix, said that, “This debt restructuring where up to a $4,238,998 in liabilities will be converted to equity will dramatically improve our balance sheet and should help make Vuzix more attractive to our current and new investors. Further it shows the continuing support and belief of our senior creditors and management of the exciting future potential for Vuzix.”

Further details of the debt restructurings will be available in the Company’s Form 8-K filed with the SEC by the Company and all of the transaction documents will be filed as exhibits to the Form 8-K.

The securities to be issued upon the closing of the conversions and warrant exchange have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company.

About Vuzix Corporation

Vuzix is a leading supplier of Video Eyewear products in the consumer, commercial and entertainment markets. The Company’s products, personal display devices that offer users a portable high quality viewing experience, provide solutions for mobility, wearable displays and virtual and augmented reality. Vuzix holds 32 patents and has additional patents pending and numerous IP licenses in the Video Eyewear field. The company has won Consumer Electronics Show (or CES) awards for innovation for the years 2005 to 2013 and several wireless technology innovation awards, among others. Founded in 1997, Vuzix is a public company (TSX-V:VZX - News, OTC:BB: VUZI, FMB: V7X) with offices in Rochester, NY, Oxford, UK and Tokyo, Japan. For more information visit www.vuzix.com.

Forward-Looking Statements Disclaimer

Certain statements contained in this release are “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Forward looking statements contained in this release relate to the actual conversion and exchange of the debt and warrants, the effectiveness of the deferred compensation arrangements, the Company’s ability to undertake the proposed public offering or consummate such offering, the effects on Vuzix’ balance sheet of the arrangements described herein, and whether or not they will increase attractiveness of the Company to its existing and new investors, among other things, and the Company’s leadership in the Video Eyewear industry. They are generally identified by words such as “believes,” “may,” “expects,” “anticipates,” “should” and similar expressions. Readers should not place undue reliance on such forward-looking statements, which are based upon the Company’s beliefs and assumptions as of the date of this release. The Company’s actual results could differ materially due to risk factors and other items described in more detail in the “Risk Factors” section of the Company’s Annual Reports and MD&A filed with the United States Securities and Exchange Commission and applicable Canadian securities regulators (copies of which may be obtained at www.sedar.com or www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. The Company specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

For further Investor Information, please contact:

Vuzix Corporation

2166 Brighton Henrietta Townline Road

Rochester, NY 14623 USA

Investor Information – Grant Russell

IR@Vuzix.com

Tel: +1 (585) 359-7562

Vuzix.com